THORNBURG INVESTMENT TRUST 485BPOS

Exhibit 99.(g)(7)

FIFTH AMENDMENT TO MASTER CUSTODIAN AGREEMENT

This Fifth Amendment dated as of March 3, 2026 (the “Amendment”) to that certain Master Custodian Agreement, dated as of April 12, 2018 and effective January 1, 2018, as amended (the “Agreement”),is entered into by and between each management investment company identified on Appendix A attached hereto and each management investment company which becomes a party to the Agreement in accordance with the terms thereof (in each case, a “Fund”), including, if applicable, each series of a Fund identified on Appendix A and each series which becomes a party to the Agreement in accordance with the terms thereof, and State Street Bank and Trust Company, a Massachusetts trust company (the “Custodian”, collectively with the Funds, the “Parties”, and each a “Party”).

WHEREAS, certain series of Thornburg Investment Trust (the “Investment Trust”) intend to offer a class of exchange-traded shares (each, an “ETF Portfolio” and, collectively, the “ETF Portfolios”);

WHEREAS, the Parties wish to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	ETF Portfolios.

(a)	Each ETF Portfolio operates as an exchange-traded fund pursuant to exemptive relief granted by an order of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”), and will issue and redeem shares only in aggregations of a specified number of shares, except as may otherwise be contemplated by such exemptive relief or Rule 6c-11 under the 1940 Act, generally in exchange for a basket of securities and/or instruments and a specified cash payment, as more fully described in each ETF Portfolio’s then-current prospectus and statement of additional information.

(b)	Sections 3.3A, 3.3B and 8.3 of the Agreement, added pursuant to the Fourth Amendment, dated December 20, 2024, to the Agreement, is hereby deemed to apply to each ETF Portfolio designated as such on Appendix A to the Agreement, as may be amended from time to time. With respect to Section 3.3A of the Agreement, the reference to “the ETF Trust” is hereby deleted and replaced with “the applicable Fund”. For purposes of Section 8.3 of the Agreement, shares of an ETF Portfolio are hereby deemed to be “ETF Shares”.

(c)	Appendix A to the Agreement is hereby deleted in its entirety and replaced with the attached Appendix A.

4.	One Agreement. The Custodian and the Funds hereby agree to be bound by all of the terms, provisions, covenants, and obligations set forth in the Agreement. Except as amended herein, no other terms or provisions of the Agreement are amended or modified by this Amendment. Upon the execution of this Amendment, this Amendment and the Agreement shall form one agreement.

5.	Governing Law. This Amendment shall be governed by, and construed in accordance with, the choice of law set forth in the Agreement (excluding the law thereof which requires the application of or reference to the law of any other jurisdiction).

6.	Defined Terms. Terms used in this Amendment but not defined herein shall have the meaning ascribed to them in the Agreement, as amended.

6.	Trustees, Shareholders, etc. Not Personally Liable; Notice. The Custodian acknowledges that each Fund’s Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts and that the Amendment is executed or made by or on behalf of each Fund by an officer as an officer and not individually. The Custodian further acknowledges that the obligations of each series of each Fund under the Amendment and the Agreement are not binding upon any Trustee, officer or shareholder of a Fund individually but are binding only upon the assets and property of the applicable series of a Fund and that the rights and any liabilities and obligations of any one series are separate and distinct from those of any other series.

5.	Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Amendment. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the date set forth above.

THORNBURG INVESTMENT TRUST

By:	/s/Curtis Holloway
Name:	Curtis Holloway
Title:	CFO & Treasurer

THORNBURG ETF TRUST

By:	/s/Curtis Holloway
Name:	Curtis Holloway
Title:	CFO & Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrea E. Sharp
Name:	Andrea E. Sharp
Title:	Managing Director

APPENDIX A

TO MASTER CUSTODIAN AGREEMENT

Thornburg Investment Trust

Thornburg American Opportunities Fund

ETF Class Shares*

Thornburg Better World International Fund

Thornburg California Limited Term Municipal Fund

Thornburg Capital Management Fund

Thornburg Core Plus Bond Fund

Thornburg Developing World Fund

Thornburg Emerging Markets Managed Account Fund

Thornburg Focus Growth Fund

ETF Class Shares*

Thornburg Global Opportunities Fund

Thornburg Intermediate Municipal Fund

Thornburg International Equity

Thornburg International Growth Fund

Thornburg Investment Income Builder Fund

Thornburg Limited Income Fund

Thornburg Limited Term Municipal Fund

Thornburg Limited Term U.S. Government Fund

Thornburg Ultra Short Income Fund

Thornburg Short Duration Municipal Fund

Thornburg Municipal Managed Account Fund

Thornburg New Mexico Intermediate Municipal Fund

Thornburg New York Intermediate Municipal Fund

Thornburg Strategic Income Fund

Thornburg Strategic Municipal Income Fund

Thornburg Summit Fund

* ETF Portfolio

Thornburg ETF Trust

Thornburg Core Plus Bond ETF

Thornburg Multi Sector Bond ETF

Thornburg International Equity ETF

Thornburg International Growth ETF

A-1